Exhibit 99.1

Contact:

Paul Goodson
VP Investor Relations
Invitrogen Corporation
(760) 603-7208

Invitrogen Corporation Announces Offering Of Convertible Notes

Carlsbad, CA, July 28, 2003 - Invitrogen Corporation (Nasdaq: IVGN) announced today that it intends to offer $300 million in aggregate principal amount of senior convertible notes due 2023 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company also intends to grant the initial purchasers of the notes a 13-day option to purchase up to an additional $45 million aggregate principal amount of the notes.

The Company intends to use the net proceeds for potential acquisitions and for general corporate purposes, including the potential redemption of outstanding debt.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

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